AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT

      This Amendment dated as of July 1, 2006, is to the Investment Advisory Agreement made as of the 1st day of April, 1999, as amended July 1, 2004, (the "Agreement") by and between Mutual Discovery Fund, a series of Franklin Mutual Series Fund Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), and Franklin Mutual Advisers, LLC (the "Investment Adviser").

                                   WITNESSETH:

      WHEREAS, both the Investment Adviser and the Fund wish to amend Paragraph 4 of the Agreement; and

      WHEREAS, the Board of Directors of the Fund, including a majority of the Independent Directors of the Fund present in person, approved the following amendment at a meeting called for such purpose on May 11, 2006.

      NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

      The Fund agrees to pay to the Investment Adviser a monthly fee in dollars, at the annual rate of the Fund's daily net assets, as listed below, payable at the end of each calendar month:

     0.800%, of the value of net assets up to and including $4 billion 0.770% of the value of net assets over $4 billion, up to and including $7 billion
     0.750% of the value of net assets over $7 billion, up to and including $10 billion
     0.730% of the value of net assets over $10 billion, up to and including $13 billion
     0.710% of the value of net assets over $13 billion

      IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.



                          FRANKLIN MUTUAL SERIES FUND INC.


                          By:
                             -----------------------
                                 Steven J. Gray
                                    Secretary



                          FRANKLIN MUTUAL ADVISERS, LLC


                          By:
                             -----------------------
                               Peter A. Langerman
                                    President